Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

CADRENAL THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)(2)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share, pursuant to Public Offering Prospectus (1)(2)	457(o)	$8,050,000	—	$8,050,000	$0.0000927	$746.24
Fees to Be Paid	Equity	Representative’s Warrants (3)	457(g)	—	—	—	—	—
Fees to Be Paid	Equity	Shares of Common Stock, issuable upon exercise of the Representative’s Warrant(4)	457(g)	$579,600	—	$579,600	$0.0000927	$53.73
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share, pursuant to Resale Prospectus(5)	457(a)	1,100,000 shares	$5.00	$5,500,000	$0.0000927	$509.85
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share, pursuant to Resale Prospectus(6)	457(a)	604,783 shares	$5.00	$3,023,915	$0.00011020	$333.24
	Total Offering Amounts					$17,153,515		$1,643.06
	Total Fees Previously Paid							$1,652.66
	Total Fee Offsets							—
	Net Fee Due							$0.00

(1)	Includes additional shares of common stock that may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any. Also includes an indeterminate number of securities that may become offered, issuable or sold to prevent dilution resulting from stock splits, stock dividends and similar transactions, which are included pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) promulgated under the Securities Act.
(3)	No separate registration fee required pursuant to Rule 457(g) of the Securities Act.
(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. We have agreed to issue to the representative of the underwriters warrants to purchase the number of shares of our common stock (the “Representative’s Warrants”) in the aggregate equal to six percent (6%) of the shares of our common stock to be issued and sold in this offering (including shares issuable upon exercise of the over-allotment option described herein). The Representative’s Warrants are exercisable for a price per share equal to 120% of the public offering price. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g), the proposed maximum aggregate offering price of the Representative’s Warrants is $579,600, which is equal to 120% of $483,000 (6% of $8,050,000).
(5)	Pursuant to a resale offering at a presumed offering price of $5.00 per share. A fee in the amount of $509.85 was previously paid for the registration of these 1,100,000 shares in the Resale Prospectus in connection with the Form S-1 that was filed on September 22, 2022, pursuant to the fee rate that was in effect at that time.
(6)	An additional 604,783 shares are being registered in the Resale Prospectus, pursuant to the fee rate currently in effect.